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                                  UNITED STATES                                                            OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549                                               --------------------------------

                                   FORM 12b-25                                                    OMB Number:           3235-0058
                                                                                                  Expires:           May 31, 2009
                           NOTIFICATION OF LATE FILING                                            Estimated average burden
                                                                                                  hours per response.........2.50

                                                                                                  --------------------------------

                                                                                                    -----------------------------
                                                                                                          SEC FILE NUMBER
                                                                                                             000-52180
                                                                                                    -----------------------------

                                                                                                    -----------------------------
(CHECK ONE): [ ] Form 10-K    [ ] Form 20-F    [ ] Form 11-K    [X] Form 10-Q    [ ] Form 10-D             CUSIP NUMBER
    [ ] Form N-SAR    [ ] Form N-CSR
                                                                                                    -----------------------------
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                   For Period Ended:  March 31, 2009
                                      --------------
                   [  ] Transition Report on Form 10-K
                   [  ] Transition Report on Form 20-F
                   [  ] Transition Report on Form 11-K
                   [  ] Transition Report on Form 10-Q
                   [  ] Transition Report on Form N-SAR
                   For the Transition Period Ended:
                                                     ---------------------------

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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

SMOKY MARKET FOODS, INC.
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Full Name of Registrant

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Former Name if Applicable

804 Estates Dr., Suite 100
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Address of Principal Executive Office (STREET AND NUMBER)

Aptos, CA 95003
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City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        |    (a)    The reasons described in reasonable detail in Part III of
        |           this form could not be eliminated without unreasonable
        |           effort or expense;
        |    (b)    The subject annual report, semi-annual report, transition
        |           report on Form 10-K, Form 20-F,11-K or Form N-SAR, or
[X]     |           portion thereof, will be filed on or before the fifteenth
        |           calendar day following the prescribed due date; or the
        |           subject quarterly report or transition report on Form 10-Q,
        |           or portion thereof will be filed on or before the fifth
        |           calendar day following the prescribed due date; and
        |    (c)    The accountant's statement or other exhibit required by Rule
        |           12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

         The filing deadline for the Quarterly Report on Form 10-Q for the period ended March 31, 2009 (the "Form 10-Q") for Smoky Market Foods, Inc. (the "Company") was May 15, 2009. Due to liquidity and cash flow issues on our part, our legal and financial professionals were unable to begin conducting the work necessary for us to complete Form 10-Q on a timely basis. Our professionals have now begun their work but we are unable, without unreasonable effort or expense, to complete and file the Form 10-Q before the prescribed due date.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Bryan T. Allen, Esq.            801               532-7840
    ---------------------------------  -----------  ---------------------------
                (Name)                 (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s). [X] Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof? [ ] Yes    [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            Smoky Market Foods, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date       May 18, 2009                 By  /s/ Eddie Feintech
     -----------------------------          ------------------------------------
                                            Chief Executive Officer